EXHIBIT G

[Procuraduria de la Administración Letterhead]

November 23, 2009

The Hon. Alberto Vallarino Clément

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador General de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s registration statements under Schedule B of the United States Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2009 (Registration No. 333- 157071), as amended by Amendment No. 1 thereto filed on February 12, 2009, and on November 12, 2009 (Registration No. 333-163050) (collectively, the “Registration Statement”), and the related Prospectus dated November 12, 2009 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated November 16, 2009 constituting a part thereof, the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”) dated November 16, 2009 among Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (“Underwriters”), and Panama, pursuant to which Panama proposes to offer and sell U.S.$1,000,000,000 principal amount of its 5.200% Global Bonds due 2020 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 41 dated November 11, 2009.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the applicable Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the present laws of Panama.

Minister of Economy and Finance

November 23, 2009

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2008, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Oscar Ceville
Oscar Ceville
Procurador de la Administración
Republic of Panama